Exhibit 23.3

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS  75244

April 20, 2009

Cimarex Energy Co.

1700 Lincoln Street, Suite 1800

Denver, CO   80203-4518

Ladies and Gentlemen:

We consent to the references to DeGolyer and MacNaughton; to references to our review of proved oil and gas reserves for the year ended December 31, 2008, of Cimarex Energy Co. (Cimarex) presented in our letter report dated January 19, 2009, and to the incorporation of information contained in our letter report dated January 19, 2009, under the heading “Experts” in the Form S-3 Registration Statement of Cimarex to be filed during April 2009.

Very truly yours,

/s/ DEGOLYER AND MACNAUGHTON

DeGOLYER and MacNAUGHTON